EXHIBIT 4.6
                              RESTATED TRUST AGREEMENT
                                       FOR
                   COMPUTER POWER, INC. RETIREMENT SAVINGS PLAN

                                           -83-

                                         TABLE OF CONTENTS


ARTICLE                                                              PAGE

I       DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .    2

        1.1       Definitions . . . . . . . . . . . . . . . . . . .    2
        1.2       Pronouns and Gender . . . . . . . . . . . . . . .    3
        1.3       Headings. . . . . . . . . . . . . . . . . . . . .    3

II      POWERS, DUTIES AND IMMUNITIES OF TRUSTEE. . . . . . . . . .    4

        2.1       Investment of Trust . . . . . . . . . . . . . . .    4
        2.2       Claims Against Trust. . . . . . . . . . . . . . .    7
        2.3       Borrowing . . . . . . . . . . . . . . . . . . . .    7
        2.4       Voting and Other Rights with Respect
                    to Securities . . . . . . . . . . . . . . . . .    8
        2.5       Registration of and Title to Property . . . . . .    8
        2.6       Appointment of Agents, Attorneys,
                    Accountants, and Other Consultants
                    and Advisors. . . . . . . . . . . . . . . . . .    9
        2.7       Deposit of Funds. . . . . . . . . . . . . . . . .    9
        2.8       Consultation with Counsel . . . . . . . . . . . .   10
        2.9       Authority of Trustee. . . . . . . . . . . . . . .   10
        2.10      Court Action Not Required . . . . . . . . . . . .   10
        2.11      Good Faith and Reasonable Prudence. . . . . . . .   11
        2.12      Directions to Trustee . . . . . . . . . . . . . .   12
        2.13      Payment of Taxes; Indemnity . . . . . . . . . . .   11
        2.14      Compensation and Expenses . . . . . . . . . . . .   12
        2.15      Investment Funds; Designation of
                    Investment Manager; Investment in
                    Master Trust or any Other
                    Collective Trust. . . . . . . . . . . . . . . .   12
        2.16      Records and Reports . . . . . . . . . . . . . . .   16
        2.17      Contributions . . . . . . . . . . . . . . . . . .   17
        2.18      Indemnification . . . . . . . . . . . . . . . . .   17

III     DISPOSITION OF TRUST. . . . . . . . . . . . . . . . . . . .   18

        3.1       Disposition Prior to Termination. . . . . . . . .   18
        3.2       Disposition Upon Termination. . . . . . . . . . .   18
        3.3       Payments by Trustee . . . . . . . . . . . . . . .   18
        3.4       No Reversion of Trust . . . . . . . . . . . . . .   19

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                                   84

IV      SUCCESSION TO TRUSTEESHIP . . . . . . . . . . . . . . . . .   19

        4.1       Resignation of Trustee. . . . . . . . . . . . . .   19
        4.2       Removal of Trustee. . . . . . . . . . . . . . . .   20
        4.3       Appointment of Successor Trustee. . . . . . . . .   20

V       AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . .   20

VI      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .   21

        6.1       Governing Law . . . . . . . . . . . . . . . . . .   21
        6.2       Duration of Trust . . . . . . . . . . . . . . . .   21
        6.3       No Rights Against Trustee . . . . . . . . . . . .   21
        6.4       No Assignment or Alienation of
                    Equitable Interest in Trust . . . . . . . . . .   22
        6.5       Parties Bound by Agreement. . . . . . . . . . . .   22
        6.6       No Guarantees . . . . . . . . . . . . . . . . . .   22
        6.7       Effect of Invalidity or
                    Unenforceability of Provision . . . . . . . . .   22
        6.8       Incorporation by Reference. . . . . . . . . . . .   23
                                   - ii -
                                     85

                                   RESTATED TRUST AGREEMENT
                                              FOR
                       COMPUTER POWER, INC. RETIREMENT SAVINGS PLAN

                         THIS AGREEMENT, made at                ,
         , as of the 1st day of January, 1993, by and between CPI Acquisition, Inc. d/b/a Computer Power, Inc., a Delaware corporation (hereinafter the "Company"), with its principal office in Jacksonville, Florida, and NationsBank of Texas, N.A., a national banking association authorized to carry on a trust business (hereinafter the "Trustee"), with
its principal office in                 ,            .

                                W I T N E S S E T H:

                         WHEREAS, under agreement dated as of
September 29, 1989, there is maintained a trust for the purpose of pro-viding benefits under the Computer Power, Inc. Retirement Savings Plan Trust Agreement; and
                         WHEREAS, it is desired hereby to amend said
agreement and to restate in their entirety the trust provisions of said agreement as hereinafter set forth;
                         NOW, THEREFORE, it is agreed by and be-
tween the parties hereto that the trust provisions of said agreement made and executed as of September 29, 1989, shall be and the same hereby are amended and restated in their entirety as hereinafter set forth, and all assets presently held in the trust, and all funds and property hereafter contributed to it pursuant to the provisions of this Agreement or the Plan, together with the increments, proceeds, investments, and reinvestments thereof and the income therefrom, shall hereafter be held, administered, and distributed by the Trustee, in trust, for the uses and purposes and upon the terms and conditions hereinafter set forth.

                                      ARTICLE I

                                     DEFINITIONS

                         1.1  Definitions.  For purposes hereof, each of the
following words and phrases shall have the meanings set forth in this
Article I, unless a different meaning is clearly required by the context.
                         (a)  The "Code" means the Internal Revenue Code
of 1986, as amended from time to time.  Reference to a section of the
Code shall include the section and any comparable section or sections of any future legislation that amends, supplements, or supersedes the section.
                         (b)  "Company" means CPI Acquisition,Inc. d/b/a
Computer Power, Inc., a Delaware corporation, and its corporate successors.
                         (c)  "Employer" means the Company, and any
subsidiary of the Company, or any other entity that has adopted the Plan as an Employer as therein provided and has not withdrawn from the
Plan.
                         (d)  "ERISA" means the Employee Retirement
Income Security Act of 1974, as amended from time to time.  Reference to a section of ERISA shall include the section and any comparable section or sections of any future legislation that amends, supplements, or supersedes the section.
                               - 2 -
                                86

                         (e)  "Pension Investment Committee" means the
committee with respect to the Trust appointed by the Board of Directors of ALLTEL Corporation.
                         (f)  "Plan" means the Computer Power, Inc.
Retirement Savings Plan as in effect on the date of this Agreement (a copy of which has been furnished to the Trustee) and all amendments and modifications thereof hereafter made.
                         (g)  "Trust" means the trust heretofore maintained
under trust agreement dated as of September 29, 1989, and currently maintained under this Agreement and all assets comprised within it.
                         (h)  "Trustee" means NationsBank of Texas, N.A.,
and any successor Trustee named in accordance with this Agreement.
                         1.2  Pronouns and Gender.  The masculine
pronoun, wherever used herein, includes the feminine and the feminine pronoun, wherever used herein, includes the masculine, in any case so requiring. Wherever used herein, the singular includes the plural and the plural includes the singular, in any case so requiring.
                         1.3  Headings.  The headings and subheadings set
forth in this Agreement have been included for convenience of reference only and are not to be considered in construction of the provisions hereof.
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                                87






                                     ARTICLE II

                      POWERS, DUTIES AND IMMUNITIES OF TRUSTEE

                         2.1  Investment of Trust.  Subject to the provisions
of Section 2.15, the Trustee shall have the following powers, duties, and responsibilities in the administration of the Trust:
                         (a) to invest and reinvest all or any part of the Trust, including both principal and income, in securities, real estate, and other property as may be selected by it, irrespective of any limitation prescribed by law or custom upon the investments of trustees;

                         (b)  to purchase annuities or otherwise
        insure the payment of benefits under a contract or contracts with an insurance company or companies, and to hold and retain the contract or contracts as part of the Trust;

                         (c) to invest and reinvest all or any part of the Trust under an insurance contract or contracts which contain provisions relating to a guaranteed rate of return on the investment;

                         (d)  to sell, lease, exchange, or otherwise
        dispose of all or any part of the Trust at the prices, upon the terms and conditions, and in the manner as it shall determine, including the right to lease, with or without option to purchase, for any term, irrespective of the period of the Trust, including the right to surrender or cancel any insurance or annuity contract or contracts at any time held in the Trust;

                         (e)  to exercise, buy, or sell rights of
        conversion or subscription;

                         (f)  to enter into or oppose any plan of
        consolidation, merger, reorganization, capital
        readjustment, or liquidation of any corporation or other issuer of securities held hereunder (including any plan for the sale, lease, or mortgage of any of its property or the adjustment or liquidation of any of its indebtedness) and, in connection with any plan noted above, to enter into any security holders' agreement, to deposit securities under the agreement, and to pay assessments or subscriptions from the other assets held hereunder;
                                  - 4 -
                                   88

                         (g)  to retain in cash, and to keep un-
        productive of income, the portion of the Trust as it shall determine, having regard for the cash requirements of the Trust;

                         (h)  to establish a separate trust or an
        agency or custodial account, with any bank organized under the national banking laws of the United States or under the banking laws of any State of the United States and authorized to carry on a trust business, into which the Trustee may deposit, and from which it may withdraw, all or any portion of the assets of the Trust; and

                         (i) to transfer to and invest all or any part of the Trust property in the ALLTEL Corporation Master
        Trust or in any other collective investment trust for the investment of tax-qualified plan assets that constitutes an exempt trust within the meaning of the Code and that is then maintained by a bank or trust company when acting as Trustee, co-Trustee, agent for the Trustee, or as an "Investment Manager" (as defined in Section 2.15) or by a bank or trust company that is a subsidiary of, or under common control with, the bank or trust company acting as Trustee, co-Trustee, agent for the Trustee, or Investment Manager; and the instrument establishing any collective investment trust, as amended from time to time, shall govern any investment therein, which instrument is hereby made a part of this Agreement as if fully set forth herein.

                         (j) to transfer to and invest all or any part of the Trust property in any mutual fund, including if at the direction of an Investment Manager one or more of such mutual funds which are maintained, sponsored or advised by the Trustee or one of the Trustee's affiliates.

                         (k)  with the written consent of the Pension
        Investment Committee, to loan any securities, foreign or domestic, to brokers or dealers and to secure the same in any manner, and during the term of any such loan to permit the loaned securities to be transferred into the name of and voted by the borrower or others.

                         (l)  with the written consent of the Pension
        Investment Committee, to purchase enter, sell, hold and generally deal in any manner in and with contracts for the immediate or future delivery of financial instruments of any issuer or of any other property.
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                                   89
                         (m)  with the written consent of the Pension
        Investment Committee, to grand, purchase sell, exercise, permit to expire, permit to be held in excrow, and otherwise to acquire, dispose of, hold and generally deal in any manner with and in all forms of options in any combination.
The term "securities", whenever used in this Agreement, shall be deemed to refere to any intangible personal property, or part interest therein, including but without being limited to governmental, corporate or personal obligations, trust and participation certificates, leaseholds, fee titles, mortages, preferred and common stocks (including stock of the Company and stock of the Trustee or any affiliated corporation), certificates of deposit, put and call options and other optin contracts of any type, foreign or domestic whether or domestic whether or not traded on any exchange, contracts for future or immediate receipt or delivery of property, contracts relating to the lending for property, evidences of indebtedness of foreign governments, limited partnerships, joint indebtedness of foreign governments, limited partnerships, joint ventures, without being limited to the classes of property in which trustees are authorized to invest trust funds by any law, or any rule of court of any State and without regard to the proportion any such property may bear to the entire amount of the Trust assets. Notwithstanding the foregoing provisions of this Section 2.1, the Trustee shall not acquire or hold any employer security unless it is a qualifying employer security and shall not acquire or hold any emplyer real property unless it is qualifying employer real property;, moreover, the Trustee shall not acquire or hold any qualifying employer security or qualifying employer real property in violation of the provisions of Section 407 (a) of ERISA. The terms "employer security", "qualifying employer security", "employer real property", "qualifying employer real property" shall have the meanings provided in Section 407 (d) of ERISA. Subject to the provisions of the Plan and the other provisions of this Agreement, up to 100% of the assets of the Trust may be invested in qualifying employer securities and or qualifying employer real property.

                2.2  Claims Against Trust.  The Trustee is
empowered to compromise and adjust any and all claims, debts, or obligations in favor of or against the Trust, whether in litigation or not, upon those terms and conditions as it shall determine, and to reduce the rate of interest on, to extend or otherwise modify, or to foreclose upon, default or otherwise enforce any claim, debt or obligation.

                2.3  Borrowing.  Subject to the provisions of
Section 2.15, the Trustee is empowered to make advances or borrow money upon those terms and conditions as it deems desirable or proper for the improvement, protection, preservation, or other best interest of the Trust. For the repayment of any advance with interest, the Trustee shall have a lien upon the assets of the Trust, and for any sum so borrowed may issue its promissory note as Trustee and secure the repayment thereof by mortgaging or pledging any part or all of the assets of the Trust.
                2.4  Voting and Other Rights with Respect to
Securities.  The Trustee is empowered to exercise the voting and any other rights appurtenant to any securities held under the "ALLTEL Stock Fund" (as defined in Section 2.15), and, subject to Section 2.15, to exercise the voting and any other rights appurtenant to any other securities held under the Trust, either in person or by proxy, and to exe-cute proxies or powers of attorney to any one or more persons. Subject to the provisions of Section 2.15, the applicable Investment Manager is empowered to exercise the voting and any other rights appurtenant to any securities held under the investment fund with respect to which he has been appointed Investment Manager,
                                 - 6 -
                                  90

either in person or by proxy, and to execute proxies or powers of attorney to any one or more persons.

               2.5  Registration of and Title to Property.  The
Trustee is empowered to register or take title to securities or other property in its own name, or in the name of its nominee without disclosing the Trust, or to hold the same in bearer form, without disclosure that the property is held in a fiduciary capacity, and to deposit property with any depository; except that the Trustee shall be responsible for the acts of its nominee or any loss which may result from property held in the above manner instead of in its name as Trustee.

               2.6  Appointment of Agents, Attorneys, Ac-
countants, and Other Consultants and Advisors. The Trustee, the Company, the plan administrator of the Plan, and the Pension Investment Committee are empowered to employ those agents, attorneys, account-ants, and other consultants and advisors as they may deem necessary or proper in connection with their duties hereunder, and to determine and pay or cause to be paid from the Trust the reasonable compensation and expenses of those agents, attorneys, accountants, and other consultants and advisors (including for this purpose any Investment Manager ap-pointed hereunder). Neither the Trustee, the Company, the plan administrator of the Plan, nor the Pension Investment Committee shall be liable for any neglect, omission, or wrongdoing of any agent, attorney, accountant or other consultant or advisor if reasonable care shall have been exercised in his selection and retention.

               2.7  Deposit of Funds.  The Trustee is empowered
to deposit funds, pending investment or distribution thereof, in its own banking department or
                              - 7 -
                                91

the banking department of any of its affiliates or in any bank or insured savings and loan association organized under the national banking laws of the United States or under the laws of any state; and it is authorized to accept regulations covering the withdrawal of funds so deposited as it shall deem proper.

                2.8 Consultation with Counsel. The Trustee may consult with counsel selected by it, who may be of counsel for the Employer, the plan administrator of the Plan, or the Pension Investment Committee, as to any matters or questions arising hereunder, and the opinion of counsel shall be full and complete authority and protection in respect to any action taken, suffered, or omitted by the Trustee in good faith and in accordance with the opinion of counsel.

                 2.9  Authority of Trustee.  The Trustee is
authorized to execute and deliver any and all instruments and to perform any and all acts which may be necessary or proper to enable it to discharge its duties under this instrument and to carry out the powers and authority conferred upon it.

                  2.10 Court Action Not Required. The powers and authority herein conferred upon the Trustee shall be exercised by it without the necessity of applying to any court for leave or confirmation. No person, firm, or corporation dealing with the Trustee shall be required to ascertain whether the Trustee shall have obtained the ap-proval of any court or of any person to any action which it may propose to take hereunder, but every person, firm, or corporation shall be protected in relying solely upon the deed, transfer, or assurance of the Trustee.
                                   - 8 -
                                    92
                  2.11  Good Faith and Reasonable Prudence.  The
Trustee shall be obligated to exercise good faith and reasonable prudence in the performance of its duties hereunder.

                  2.12 Directions to Trustee. The Trustee shall have no responsibility with respect to any matter or thing contained in any instrument of any kind affecting, or which might affect, the provisions of this Agreement unless and until a certified or executed copy thereof shall be filed with it by the Company, the plan administrator of the Plan, or the Pension Investment Committee, as appropriate. Any written direction, approval, or other document signed in the name of the Company by an authorized officer thereof, in the name of the plan administrator of the Plan by a duly authorized individual, or in the name of the Pension Investment Committee by a member thereof or the Secretary thereto, shall be conclusively deemed to constitute the written direction, approval, or other document of the Company, the plan administrator of the Plan, or the Pension Investment Committee, and the Trustee shall be fully protected in relying thereon.

                   2.13  Payment of Taxes; Indemnity.  The Trustee
is empowered to pay out of the assets of the Trust, as a general charge thereon, any and all taxes of whatsoever nature assessed on or in respect thereto; except that if the Company shall notify the Trustee in writing that in the opinion of its counsel a particular tax is not lawfully assessed, the Trustee, if so requested by the Company, shall contest the validity of that tax in any manner deemed appropriate by the Company or its counsel.  The word "taxes", as used herein, shall be deemed to include any interest or penalties assessed in respect to the taxes.  Unless the
Trustee
                                - 9 -
                                 93

shall first have been indemnified to its satisfaction, the Trustee shall not be required to contest the validity of any tax, to institute, maintain, or defend against any other action or proceeding, or to incur any other expense in connection with the Trust, except to the extent that the same is sufficient therefor.

                  2.14  Compensation and Expenses.  The Trustee
and any Investment Manager hereunder shall be entitled to reasonable compensation for its services as the Company and the Trustee or the Pension Investment Committee and the Investment Manager, as applicable, from time to time shall agree, and the Trustee shall be entitled to reimbursement for all reasonable expenses incurred by it in the administration of the Trust or the applicable investment fund, which shall be paid from the Trust by the Trustee as a general charge thereon, unless the Company or an Employer, as applicable, elects to and makes payment of such compensation and expenses.

                   2.15 Investment Funds; Designation of Investment Manager; Investment in Master Trust or any Other Collective Trust.
The powers conferred upon the Trustee in Sections 2.1, 2.3, and 2.4 shall be exercised by the Trustee in its sole discretion, subject, however, to the provisions of this Section 2.15:

                         (a)  The assets of the Trust shall be invested
        and reinvested through the investment funds described in
        this paragraph (a).  The portion of Trust assets to be
        invested and reinvested through each investment fund shall be determined in accordance with applicable provisions of
        the Plan and, to the extent provided in the Plan,
        investment instructions of participants as communicated to fiduciaries having investment authority hereunder. Subject to the foregoing, the Pension Investment Committee shall
        direct the Trustee to divide the assets held in the Trust into two or more investment funds, which shall bear the
        designations as the Pension Investment Committee shall
        determine, except that any
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                                     94
        investment in qualifying employer securities shall be through an investment fund which shall be known as the ALLTEL
        Corporation Common Stock Fund (hereinafter "ALLTEL Stock
        Fund"). The Pension Investment Committee shall designate which assets held in the Trust shall be allocated to each in-vestment fund. Any investment fund created hereunder and any portion of an investment fund with respect to which an Investment Manager has been appointed shall be so designated on the books and in the records maintained by the Trustee and shall be separately accounted for by the Trustee, but no physical segregation of the property thereof shall be required if the Trustee is to continue to have custody of the property of the investment fund. Payment of the cost of the acquisition, sale, or exchange of any security or other property with respect to an investment fund shall be charged to that investment fund. An investment fund other than the ALLTEL Stock Fund may have one or more
        Investment Managers. Any reference to the Trust contained in this Agreement shall be deemed to include any investment fund.

                         (b)  Substantially all of the assets of the
        ALLTEL Stock Fund shall be invested by the Trustee in "Common Stock of the Company" (as hereinafter defined) and to the extent not invested in Common Stock of the Company shall be invested in any property that is a permissible investment as provided in Section 2.1.
        "Common Stock of the Company" shall mean the common stock, par value $1.00 per share, of ALLTEL Cor-poration, a Delaware corporation, as the common stock is from time to time constituted. Notwithstanding the foregoing, the investment of assets in the ALLTEL Stock
        Fund shall be subject to any applicable limitations under ERISA and regulations issued thereunder.

                         (c)  With respect to Sections 2.1 and 2.4,
        the Pension Investment Committee may from time to time appoint and remove an Investment Manager, as herein provided, with respect to any investment fund, or a portion of any investment fund, other than the ALLTEL
        Stock Fund.  The term "Investment Manager" shall have
        the same meaning as provided in Section 3(38) of ERISA. Upon appointment of an Investment Manager in writing and the written acknowledgment by the Investment
        Manager of its status as a fiduciary with respect to all or any portion of the investment fund with respect to which the Investment Manager has been appointed, the Trustee shall be required to follow the written investment directions of the Investment Manager. Any written directions of the Investment Manager may be of a continuing nature, or otherwise, and may be revoked or superseded by the Investment Manager at any time by notice in writing to the Trustee.  The Pension Investment
        Committee
                                    - 11 -
                                    95

        shall notify the Trustee in writing of any termination of an Investment Manager.

                         (d)  Notwithstanding the appointment of any
        Investment Manager, the Trustee is authorized, in its discretion, to invest and reinvest amounts of cash forming part of an investment fund on a short-term basis in United States obligations, time deposits (including savings ac-counts and certificates of deposit in its own banking department or the banking department of any of its affiliates, if the deposits bear a reasonable rate of interest), or corporate commercial notes including variable notes and units of a common trust fund holding any variable note administered by the Trustee as are then available
        (including short term investment funds or money market funds maintained or advised by the Trustee or an affiliated company as described in paragraphs (i) and (j) of
        Section 2.1 hereof).

                         (e)  The Trustee shall not be liable for any
        losses, damages, or expenses of whatsoever kind and nature which may arise from the failure of the Trustee to pay for property purchased by an Investment Manager for the Trust by reason of insufficiency of money, or from any actions taken by the Trustee in following the investment directions of the Investment Manager. Except as otherwise provided in paragraph (d) of this
        Section 2.15, the Trustee shall exercise the powers set forth in this Article II hereof over the assets of an investment fund for which the Pension Investment
        Committee has appointed an Investment Manager only when, if and in the manner directed in writing by the Investment Manager and shall not be under any obligation to invest or otherwise manage any assets of such investment fund. Any duty of supervision or review of the acts or omissions of any Investment Manager shall be the exclusive responsibility of the Pension Investment
        Committee and the Trustee shall have no duty to review any assets held in any such investment fund or to make suggestions to any Investment Manager or to the Pension Investment Committee with respect to the exercise or non-exercise of any power by the Investment Manager. Additionally, the Trustee shall have no liability for any loss resulting or arising from the selection or retention of any Investment Manager.

                         (f)  Except as otherwise provided in
        paragraph (a) of this Section 2.15 and in the absence of a direction from the Pension Investment Committee, payments and disbursements from the Trust shall be charged to the Trust as the Trustee deems appropriate.

                         (g)  Notwithstanding the preceding pro-
        visions of this Section 2.15, the Pension Investment
        Committee may direct the
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                                   96

        Trustee to invest all or part of the Trust property in the ALLTEL Corporation Master Trust and/or, if agreed to by the Trustee, any other collective investment trust as provided in paragraph (i) of
        Section 2.1, in which event, if applicable, the extent of invest-ment of the Trust in Common Stock of the Company through the ALLTEL Stock Fund under the Trust and through the Master
        Trust and/or any other collective investment trust shall be substantially as provided in paragraph (a) of this Section 2.15.

                         (h) To the extent (if any) and in the manner prescribed by the Plan, each Plan participant, former participant, and/or beneficiary may direct the manner in which contributions allocated to his account shall be deposited and held by the Trustee. Neither the Trustee, the Pension Investment Committee, the plan administrator of the Plan, the Employer, nor any designate of the Em-ployer shall have any liability for any losses that may result from either the participant's, former participant's, or beneficiary's direction of any investment or the failure of a participant, former participant, or beneficiary to make a direction. Nor shall the Trustee, the Pension Investment Committee, the plan administrator of the Plan, the Employer, or any designate of the Employer have any liability for any disparity between the performance or rates of investment return of directed investments and the Trust in general. To the extent permitted by the Plan and agreed to by the Trustee, the Trustee or its designate may accept the investment elections described above directly from participants, former participants, and beneficiaries.

                         2.16  Records and Reports.  The Trustee shall keep
records of all receipts, disbursements, and other transactions affecting the Trust which, together with the assets comprising the Trust and all evidences thereof, shall be available during the Trustee's usual business hours for inspection by the Company, the plan administrator of the Plan, and the Pension Investment Committee or any of their duly authorized representatives. The Trustee shall render to the Company, the plan administrator of the Plan, and the Pension Investment Committee
monthly statements of receipts, disbursements, and all transactions during the preceding month affecting the Trust; and the Trustee shall further render to the Company, the plan
                                - 13 -
                                  97

administrator of the Plan, and the Pension Investment Committee
monthly, or more frequently if requested, a statement of all assets then held by it hereunder.
                         2.17  Contributions.  The Trustee shall not be
responsible for the collection of any contributions or for the determination of the amount or frequency of any contribution required by the Plan or any provision of law.
                         2.18  Indemnification.  To the extent permitted by
law, the Trustee shall not be personally liable for any act done or omitted to be done in good faith in connection with the Trust. To the extent permitted by law, the Trustee shall be indemnified and saved harmless by the Company (to the extent not indemnified or saved harm-
less under any liability insurance or other indemnification arrangement) from and against any and all liability actually and reasonably incurred by the Trustee, including expenses, attorneys' fees, judgments, fines, and amounts paid in settlement, other than amounts paid in settlement not approved by the Company, to which the Trustee is subjected by reason of any act done or omitted to be done by the Trustee in good faith in accordance with any direction to the Trustee or absence of direction to the Trustee given or not given in accordance with this Agreement. Notwithstanding the foregoing, however, the Trustee shall not be so indemnified and saved harmless if such liability to which the Trustee is subjected arises from the Trustee's own negligence or misconduct. The Trustee's right to indemnification under this Section 2.18 shall survive the termination of the Trust or the resignation or removal of the Trustee.
                                    - 14 -
                                     98

                                     ARTICLE III

                                DISPOSITION OF TRUST

                         3.1  Disposition Prior to Termination.  Unless and
until the Plan is terminated as therein provided, the Trustee shall apply the Trust to the payment of Plan benefits and expenses of administering the Plan to the persons, in the amounts, and at the times as the plan administrator of the Plan from time to time shall direct in writing and certify to be payable under the Plan, charging each payment to the Trust.
                         3.2  Disposition Upon Termination.  In the event
of the termination of the Plan as therein provided, all assets remaining in the Trust, after provision has been made for payment of the expenses of administration and liquidation in connection with the termination, shall be disposed of by the Trustee as provided in the Plan. Any residual assets of the Plan shall be distributable to the Company (or the Employer(s)), as provided in the Plan, if
                         (a) all liabilities of the Plan to participants and their beneficiaries have been satisfied; and

                         (b) the distribution does not contravene any provision of law.

                         3.3  Payments by Trustee.  The Trustee shall make
the payments specified in a written direction of the plan administrator in accordance with the provisions of Sections 3.1 and 3.2 of this Article III until the same shall be superseded by a further written direction. The obligation of the Trustee to make any payment hereunder shall in all events be limited to the net amount of the Trust assets at the time any payment shall become due.
                                 - 15 -
                                   99

                         3.4  No Reversion of Trust.  Under no cir-
cumstances or conditions other than those set forth in Section 3.2 of this
Article III or as provided in the Plan with respect to the return of employer contributions to the Employer under certain circumstances, shall any part of the Trust ever revert, be paid, or inure to the benefit, directly or indirectly, of the Company or any other Employer under the Plan; nor shall any part of the Trust ever be used for or diverted to any purpose other than for the exclusive benefit of employees, retired or former employees, and any persons claiming under or through them pursuant to the Plan and defraying reasonable expenses of administering the Plan and the Trust.

                                     ARTICLE IV

                              SUCCESSION TO TRUSTEESHIP

                         4.1  Resignation of Trustee.  Any Trustee acting
hereunder may resign at any time by giving notice in writing to the
Company at least 60 days before the resignation is to become effective, unless the Company shall accept as adequate a shorter notice.
                         4.2  Removal of Trustee.  The Board of Directors
of ALLTEL Corporation, may, with or without cause, remove any
Trustee acting hereunder by giving notice in writing to the Trustee at least 30 days before the removal is to become effective, unless the
Trustee shall accept as adequate a shorter notice.
                         4.3  Appointment of Successor Trustee.  If for any
reason a vacancy should occur in the trusteeship, a successor Trustee shall be appointed by the Board of Directors of ALLTEL Corporation.
Any successor Trustee appointed
                                - 16 -
                                 100

hereunder shall execute, acknowledge, and deliver to the Company an instrument in writing accepting the appointment hereunder. The successor Trustee thereupon shall become vested with the same title to the property comprising the Trust, and shall have the same powers, duties, and immunities with respect thereto, as are hereby vested in the Trustee. The predecessor Trustee shall execute all instruments and perform all other acts as the successor Trustee shall reasonably request to effectuate the provisions hereof. The successor Trustee shall have no duty to inquire into the administration of the Trust for any period prior to its appointment.

                                      ARTICLE V

                                      AMENDMENT

                         Subject to approval of the Board of Directors of
ALLTEL Corporation, the Company may from time to time amend the provisions of this Agreement in any manner; except that the powers, duties, and immunities of the Trustee shall not be substantially changed without its approval; and no amendment shall permit any part of the
Trust to be used for purposes other than the exclusive benefit of employees, retired or former employees, and their beneficiaries pursuant to the Plan, except as set forth in Section 3.2 of Article III. Any amendment shall be by written instrument executed on behalf of the Company by an authorized officer of the Company and delivered to the Trustee.
                                   - 17 -
                                    101


                                     ARTICLE VI

                                    MISCELLANEOUS

                         6.1  Governing Law.  The provisions of this
Agreement shall be subject to, governed by, and construed in accordance with applicable federal law and, to the extent not preempted thereby, the laws of the State of Texas.
                         6.2  Duration of Trust.  Unless sooner terminated,
the Trust created by this Agreement shall continue for the maximum period of time permitted by applicable law.
                         6.3  No Rights Against Trustee.  Neither this
Agreement nor the creation of the Trust as herein provided shall be construed as creating any legal or equitable rights against the Trustee or any other person or entity, except those rights as are specifically provided for in this Agreement. In the event that it shall become neces-sary or advisable to apply to any court for an interpretation of this Agreement or for an accounting by the Trustee, only the Trustee and the Company shall be necessary parties, and no other person shall be entitled to any notice or service of process therein.
                         6.4  No Assignment or Alienation of Equitable
Interest in Trust. No equitable interest in the Trust shall be transferable or assignable, nor shall it be subject to alienation, encumbrance, garnishment, attachment, anticipation, execution, or levy of any kind, voluntary or involuntary.
                         6.5  Parties Bound by Agreement.  This Agreement
shall be binding upon the parties hereto and all persons claiming under or pursuant to the
                             - 18 -
                              102

Plan, and the heirs, executors, administrators, successors, and assigns of each of them.
                         6.6  No Guarantees.  Neither the Company, any
other Employer under the Plan, the Trustee, nor any other person or entity guarantees the Trust from loss or depreciation, nor the payment of any amount that may become due to any person under the Plan or this Agreement.
                         6.7  Effect of Invalidity or Unenforceability of
Provision. If any provision of this Agreement is held invalid or unenforceable, the invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if the provision had not been included.
                                  - 19 -
                                   103

                         6.8  Incorporation by Reference.  The provisions of
the Plan are incorporated herein by reference, and the Trustee is bound by the terms of the Plan to the same extent as if they had been set forth in full herein.

                               *         *          *

                         IN WITNESS WHEREOF, the parties hereto have
caused this Agreement to be executed by their duly authorized officers this 24th day of December, 1992.

                                          CPI ACQUISITION, INC. D/B/A
                                            COMPUTER POWER, INC.



                                          By:  /s/ James W. Milligan
                                               Title: Secretary

                                          And:  /s/ Bruce P. Andrews
                                                Title: Vice President


                                          NATIONSBANK OF TEXAS, N.A.



                                          By:  /s/ David Vandermast
                                               Title: Assistant Vice President

                                          And: /s/ R. Carla Thompson
                                                Title: Vice President
                                  -20-
                                  104